FIRST AMENDMENT TO
DISTRIBUTION AGREEMENT

This first amendment (“Amendment”) to the Distribution Agreement (the “Agreement”) dated as of March 31, 2020 by and among Trust for Professional Managers (“Fund Company”), CrossingBridge Advisors, LLC (“Adviser”) and Quasar Distributors, LLC (“Foreside”) is entered into as of February 19, 2021 (the “Effective Date”).

WHEREAS, Fund Company, Adviser and Foreside (“Parties”) desire to amend Exhibit A to the Existing Agreement (as defined in the Agreement) dated December 20th, 2017, and incorporate the amended Exhibit A into the Agreement to reflect an updated list of Funds.

WHEREAS, Section 11 of the Existing Agreement, requires that all amendments and modifications to the Existing Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement or the Existing Agreement (as applicable).

2.Exhibit A to the Existing Agreement is hereby deleted in its entirety and replaced by the Exhibit A attached hereto which reflects the addition of two Funds: CrossingBridge Responsible Credit Fund and CrossingBridge Ultra-Short Duration Fund, and the deletion of the CrossingBridge Long/Short Credit Fund.

3.Except as expressly amended hereby, all of the provisions of the Agreement and the Existing Agreement (as applicable) shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Wisconsin.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

TRUST FOR PROFESSIONAL MANAGERS	QUASAR DISTRIBUTORS, LLC

By: /s/ John P. Buckel	By: /s/ Mark Fairbanks
John P. Buckel, President	Mark Fairbanks, Vice President

CROSSINGBRIDGE ADVISORS, LLC

By: /s/ David K. Sherman
Name/Title

AMENDED EXHIBIT A TO THE DISTRIBUTION AGREEMENT

CrossingBridge Low Duration High Yield Fund
CrossingBridge Responsible Credit Fund
CrossingBridge Ultra-Short Duration Fund